Exhibit 99

Schlumberger Announces First-Quarter 2018 Results

•	Revenue of $7.8 billion decreased 4% sequentially

•	Pretax operating income of $974 million decreased 16% sequentially

•	EPS was $0.38

•	Cash flow from operations was $568 million

Paris, April 20, 2018—Schlumberger Limited (NYSE:SLB) today reported results for the first quarter of 2018.

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential	Year-on-year
Revenue	$7,829	$8,179	$6,894	-4%	14%
Pretax operating income	$974	$1 ,155	$757	-16%	29%
Pretax operating margin	12.4%	14.1%	11.0%	-169 bps	145 bps
Net income(loss) – GAAP basis	$525	$(2,255)	$279	n/m	88%
Net income, excluding charges & credit*	$525	$668	$347	-21%	51%
Diluted EPS (loss per share) – GAAP basis	$0.38	$(1.63)	$0.20	n/m	90%
Diluted EPS, excluding charges & credits*	$8.38	$0.48	$0.25	-21%	52%

*	These are non-GAAP financial measures. See section below entitled “Charges & Credits for details.

n/m	= not meaningful

Schlumberger Chairman and CEO Paal Kibsgaard commented, “As forecast, our results in the first quarter of 2018 largely reflected transitory factors, with seasonal reductions in activity in the Northern Hemisphere and planned project startup costs including the equipment mobilization, reactivation, and redeployment associated with recent contract wins.

“The underlying international businesses started the year well, as business units in the Middle East, the North Sea, and Russia were all in line with our first-quarter activity expectations, while activity upsides in Asia were offset by continued weakness in Latin America and Africa.

“On land in North America, our Drilling services business continued to grow, driven by strong demand for horizontal drilling technologies. Revenue also increased due to the ramp-up of activity in Canada. The US land pressure pumping business, however, was impacted by weaker than expected activity as well as by softer pricing, inefficiency, rising supply chain costs, and rail logistical challenges. In spite of this, we continued to deploy available fracturing assets, including equipment from our newly acquired capacity. We expect the US land hydraulic fracturing market to improve during the second quarter, both in terms of pricing and in operational efficiency and, therefore, we are continuing with our aggressive fleet reactivation and recommissioning program.

“Overall, the first-quarter sequential revenue decline was led by the Cameron Group, which fell 7%, driven by seasonally lower project volumes and reduced product sales. Reservoir Characterization Group revenue decreased 5% sequentially due to the seasonal reduction in sales of SIS software and WesternGeco multiclient seismic licenses. Drilling Group and Production Group revenues were respectively 2% and 4% lower sequentially, also as a result of the seasonal reductions in activity in the Northern Hemisphere.

“Looking at the global oil market, the absence of global stock builds in the first quarter, supported by the OPEC- and Russia-led production cuts, confirm that the oil market is in balance. More importantly, after three consecutive years of dramatic underinvestment in global E&P spending, the worldwide production base has started to show the anticipated signs of weakness with noticeable year-over-year production declines appearing in several countries such as Angola, Norway, Mexico, Malaysia, China, and Indonesia. With Libya and Nigeria producing at near-full capacity, Venezuelan production in free fall, the potential of new sanctions against Iran, and rising geopolitical risks, the only major sources of short-term supply growth to address global production decline and strong worldwide demand are Saudi Arabia, Kuwait, the UAE, Russia, and the US shale oil industry. However, production challenges in US shale are emerging that are linked to infill drilling well-to-well interference, the potential lower production of step-out drilling from Tier 1 acreage, and significant infrastructure constraints. It is, therefore, becoming increasingly likely that the industry will face growing supply challenges over the coming year and a significant increase in global E&P investment will be required to minimize the impending deficit.

“We remain optimistic about the outlook for sustainable activity growth in our global business over the course of 2018 and into 2019. This is driven by higher customer activity and our ability to capture a major share of the emerging opportunities as performance-based contracts and integrated projects continue to gain traction as the preferred business models for many of our customers. Recent contract awards, which include the major lump-sum turnkey (LSTK) contracts in Saudi Arabia, additional wins elsewhere in the Middle East and Latin America, and new projects in the US Delaware Basin, are examples of this market trend. Our increased R&E focus in recent years on systems innovation and design is now enabling us to create additional value for both our customers and Schlumberger on these projects. This is achieved by integrating a new generation of purpose-built hardware and software with our deep domain expertise and the latest advances in digital technologies.

“Therefore, we are excited about the outlook for Schlumberger. We are ready and primed to deliver superior growth, financial returns, and free cash flow in the coming years by building on the broadest technology offering and expertise in the industry, our unmatched scale and operational efficiency, strong capital discipline, and a clear desire to provide industry-leading cash returns to our shareholders.”

Other Events

During the quarter, Schlumberger repurchased 1.4 million shares of its common stock at an average price of $69.79 per share, for a total purchase price of $97 million.

On February 23, 2018, Schlumberger and Subsea 7 S.A. announced that they entered into exclusive negotiations to form a joint venture that builds on the success of Subsea Integration Alliance, which was established in 2015. The joint venture will be owned 50% by Subsea 7 and 50% by Schlumberger.

On April 18, 2018, the Company’s Board of Directors approved a quarterly cash dividend of $0.50 per share of outstanding common stock, payable on July 13, 2018 to stockholders of record on June 6, 2018.

Consolidated Revenue by Area

			(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2018	Dec.31, 2017	Mar. 31, 2017	Sequential	Year-on-year
North America	$2,835	$2,811	$1,871	1%	52%
Latin America	870	1,034	952	-16%	-9%
Europe/CIS/Africa	1,704	1,808	1,652	-6%	3%
Middle East & Asia	2,309	2,396	2,318	-4%	0%
Other	111	130	101	n/m	n/m

	$7,829	$8,179	$6,894	-4%	14%

North America revenue	$2,835	$2,811	$1,871	1%	52%
International revenue	$4,883	$5,237	$4,922	-7%	-1%

n/m = not meaningful

First-quarter revenue of $7.8 billion decreased 4% sequentially with North America revenue increasing 1% while International revenue decreased 7% as a result of seasonality.

North America

North America Area revenue increased 1% sequentially as increased land activity was partially offset by lower offshore revenue due to reduced WesternGeco multiclient license sales following the usual, but muted, year-end sales. North America land revenue excluding Cameron grew 4% sequentially in line with total US land rig count growth. Growth was driven by the ramp-up of activity in Canada and higher Drilling Group activity in North America land due to continued high demand for rotary steerable systems in drilling longer lateral sections of shale oil wells in the US. In OneStimSM we continued to add hydraulic fracturing fleets, but less than planned due to market over capacity that led to lower utilization, inefficiencies, and softer pricing. Widespread disruptions in rail deliveries of sand also impacted activity. Cameron Group revenue was seasonally lower sequentially following the year-end product sales of Surface Systems and Valves & Measurement.

International

Revenue in the Latin America Area decreased 16% sequentially from lower SPM project revenue in Ecuador on project delays and decreased Production Group activity in Argentina due to a lower hydraulic fracturing stage count. Activity decreased in Brazil despite the start up of new offshore projects, and activity in Venezuela continued to decline. Revenue in the Mexico & Central America GeoMarket was slightly higher from increased onshore workover activity although the start of new Integrated Drilling Services (IDS) projects was delayed. Seasonally lower Cameron Group revenue also contributed to the decrease.

Europe/CIS/Africa Area revenue decreased 6% sequentially primarily due to the seasonal activity reduction in Russia and the Caspian Sea region that impacted all product lines. The UK & Continental Europe GeoMarket also experienced lower activity that was accentuated by delays from both weather and customer drilling plans as well as reduced Software Integrated Solutions (SIS) software sales. Revenue in the Sub-Saharan Africa GeoMarket was slightly lower sequentially on integrated project startups late in the quarter in Gabon, Nigeria, and Ghana as activities were largely concentrated on project planning and equipment mobilization. The North Africa GeoMarket was also slightly lower sequentially due to weaker product sales, although this effect was partially offset by new onshore project startups in Libya and Chad. The decline in the Area’s revenue was partially offset by higher Cameron Group revenue in the Russia & Central Asia GeoMarket.

Middle East & Asia Area revenue decreased 4% sequentially driven by pricing pressure and lower drilling and hydraulic fracturing activity on land in the Middle East. Revenue in the Far East & Australia GeoMarket was lower due to reduced SIS software sales while well construction project activity declined. South East Asia GeoMarket revenue decreased from fewer WesternGeco multiclient seismic license sales. Cameron Group revenue was slightly lower sequentially with growth in Asia offset by seasonally lower revenue in the Middle East. These declines were partially offset by higher revenue on a long-term surface facility project in the Middle East.

Reservoir Characterization Group

			(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential	Year-on-year
Revenue	$1,556	$1,638	$1,618	-5%	-4%
Pretax operating income	$307	$360	$281	-15%	9%
Pretax operating margin	19.7%	22.0%	17.3%	-224 bps	240 bps

Reservoir Characterization Group revenue of $1.6 billion, of which 77% came from the international markets, decreased 5% sequentially. This was driven by the effects of a seasonal decline in Wireline activity in Russia and reduced WesternGeco multiclient license sales in the US Gulf of Mexico, Asia, and Australia. Lower SIS software sales also contributed to the revenue decline. This decline was partially offset by higher Testing Services activity in Brazil, Qatar, and Egypt and higher revenue on a long-term surface facility project in the Middle East.

Group pretax operating margin of 20% was 224 bps lower sequentially due to seasonally lower high-margin Wireline activity in Russia and decreased sales of SIS software.

The Reservoir Characterization Group benefited from Integrated Services Management (ISM) operations, contract awards, and the application of integrated software and domain knowledge to strengthen operational performance.

Offshore Newfoundland, ISM provided services related to the drilling and completions on the Hebron platform that started up in November.

In West Africa, Petro Kouilou—a subsidiary of Anglo African Oil & Gas PLC in the Republic of Congo—awarded Schlumberger an ISM contract to provide drilling support services for a well in the Tilapia field in the lower Congo Basin. Petro Kouilou owns a 56% stake in the Tilapia field and expects drilling operations to commence in June 2018. Schlumberger services include mud logging, wireline, cementing, drilling, drillstem testing, and tubing-conveyed perforating.

The DELFI* cognitive E&P environment enables collaboration across E&P teams and leverages the full potential of all available data and science to optimize E&P assets. The DrillPlan* digital well construction planning solution is the first step in the DELFI environment, and can deliver a well planning program in days rather than weeks. Recent awards for the DELFI environment and operational results using the DrillPlan solution include:

•	Cantium LLC awarded Schlumberger a five-year SIS contract for the Bay Marchand and Main Pass fields in the US Gulf of Mexico. The software as a service (SaaS) contract is for the provision of the DELFI cognitive E&P environment.

•	Petro-Hunt trialed the DrillPlan solution on its wells in the Williston Basin and decreased well plan development time by more than 50%.

•	PRI Operating LLC used the DrillPlan solution in West Texas to reduce the drilling planning time for seven horizontal wells in the Delaware Basin. The DrillPlan solution helped to plan the first well in four days and six subsequent wells were planned in a little more than one day each, which saved the customer 18 days of planning time.

In Egypt, Well Services used Kinetix Shale* reservoir-centric stimulation-to-production software for Kuwait Petroleum Corporation to help increase production by 500% in a horizontal well in the Apollonia JD gas field as compared with offset vertical wells. This carbonate reservoir is primarily comprised of high-porosity soft chalk and low-permeability limestone that requires multiple hydraulic fracturing stages. The Kinetix Shale software enabled a seamless and comprehensive seismic-to-simulation workflow for the multilevel optimization of this unconventional reservoir.

Also in Egypt, Schlumberger and TGS-NOPEC Geophysical Company announced a new project in the Egyptian Red Sea that will comprise acquisition of a 10,000-km 2D long-offset broadband multiclient seismic survey using a third-party vessel. The project is part of an agreement with South Valley Egyptian Petroleum Holding Company (GANOPE) in which Schlumberger and TGS have a minimum 15-year period of exclusive multiclient rights in an approximately 70,000-km2 open area offshore the Egyptian Red Sea.

Karachaganak Petroleum Operating BV—a consortium of ENI, Shell, Chevron, LUKOIL and KazMunaiGaz—awarded a three-year contract with two optional one-year extensions to SLS Oil LLP, a joint venture between Schlumberger and Smart Oil LLP (a Kazakh oil service company) for the provision of advanced slickline services in Kazakhstan. Operations are expected to begin in the second quarter of 2018.

Drilling Group

			(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential	Year-on-year
Revenue	$2,126	$2,180	$1,985	-2%	7%
Pretax operating income	$293	$319	$229	-8%	28%
Pretax operating margin	13.8%	14.6%	11.5%	-85 bps	222 bps

Drilling Group revenue of $2.1 billion, of which 71% came from the international markets, decreased 2% sequentially as strong directional drilling activity on land in North America was more than offset by seasonally lower drilling activity in the International Areas that mostly impacted M-I SWACO operations. The improved revenue in North America resulted from the increased uptake of Drilling & Measurements products and services both offshore and, in particular, on land. This is due to the continued high demand for the rotary steerable systems required to drill longer laterals in shale oil wells and the ramp up of winter drilling activity in Western Canada. Decreased revenue in the International Areas was due to the seasonal drop in rig-related activity in the Northern Hemisphere, weather-related project delays in the North Sea, completion of IDS projects in the UK & Continental Europe and Far East & Australia GeoMarkets, and a continued decline in drilling activity in Venezuela. The weaker international activity was, however, partially offset by stronger IDS project activity in Kuwait and Iraq.

Group pretax operating margin of 14% declined 85 bps sequentially as continued pricing momentum from the increased uptake of Drilling & Measurements and Bits & Drilling Tools technologies in the US was more than offset by the pricing pressure and seasonally lower activity in the international markets.

Drilling Group performance in the first quarter was underpinned by integrated services contract awards, IDS operational efficiencies, and a broad range of drill bit technologies that helped lower cost per barrel.

In Russia, Schlumberger was one of the key service providers that worked with the Sakhalin-1 Consortium to drill the world’s longest extended-reach well of 15,000 m from the Orlan platform at Chayvo field in the Sea of Okhotsk. The technically challenging environment required two years of collaborative planning between the Sakhalin-1 Consortium and the integrated Schlumberger team to optimize the drilling plan and integrate other critical services and product lines through the Sakhalin-based Extended-Reach Drilling Center of Excellence.

Saudi Aramco has awarded Schlumberger a three year LSTK drilling contract to provide rigs and well construction services for 70 onshore oil wells in different fields. The contract has an optional two-year extension period, with operations expected to begin in the second quarter of 2018.

In Denmark, Mærsk Olie og Gas, a Total company, awarded Schlumberger a seven-year contract with three one-year extension options valued at $140 million for the provision of production chemicals, chemical management services, and tank management. The scope of work includes standard chemistry and the design of custom solutions for the North Sea, including laboratory analysis, product testing, qualification, and implementation. This award follows a similar contract that spanned from 2012 to 2018.

In North America, Shell awarded Schlumberger a three-year contract for the provision of drilling fluids, specialized tools, and filtration services for eight wells in the US Gulf of Mexico for the Vito development project. Technologies include M-I SWACO DIPRO* high-density divalent reservoir drill-in fluid, BREAKDOWN HD* high-density filtercake breaker system, and the Torrential* high-flow filtration unit.

In the Norwegian sector of the North Sea, IDS helped Aker BP save $12 million compared with the authorization for expenditure (AFE) for a challenging well section in the Tambar field. The IDS team worked closely with the customer to reduce drilling time by 14 days compared with AFE. The well was drilled to a total depth of 4,360 m in approximately seven days in a single bit run compared with 37 days for nine bit runs in neighboring wells. The technologies deployed included the OptiWell* well construction performance service, PowerDrive Orbit* rotary steerable system, AxeBlade* ridged diamond element bit, and RheGuard* low-ECD invert-emulsion fluid system.

In Kuwait, Kuwait Oil Company added a third rig to an existing IDS contract that extends through 2019 for the supply of integrated well construction services in the Sabriyah and Raudhatain fields. To date, the project has drilled 24 wells. IDS introduced several technologies, including the PowerDrive* rotary steerable systems family as well as drillbit technologies such as the StingBlade* conical diamond element and AxeBlade ridged diamond element bits.

ln Norway, IDS and Wintershall Norge increased meterage drilled per day by 225% over a five-well campaign in the Brage field, delivering each well ahead of schedule and under budget. Prior to the new drilling campaign, operational well construction challenges commonly experienced in this late-life field led to a one-year halt in drilling operations. During the drilling halt, IDS collaborated with Wintershall Norge to develop a lean-well approach under an incentive-based contract. Due to this success, the lifetime of the field has been extended.

BW Offshore awarded Schlumberger several well construction services contracts along with an award to Borr Drilling for the rig contract on a project in Gabon. The Schlumberger contracts include measurement- and logging-while-drilling, drilling fluids and solids control, cementing, wireline logging, mud logging, drilling bits and reamers, contingency fishing equipment and services, well completions, and sand management services. Drilling started late January 2018 and the first well has been completed. A Schlumberger integrated project manager is coordinating multiple Schlumberger product lines under the supervision of the BW Offshore drilling and operations team. The combination of Schlumberger services with the Borr Drilling rig offering is the next step in delivering safe, reliable, and efficient drilling operations.

Offshore Brazil, Bits & Drilling Tools deployed Stinger* conical diamond element technology to help Petrobras decrease drilling time by more than five days in the Búzios field. This presalt play in the deepwater Santos Basin comprises hard carbonates and layers of low porosity sediments that pose drilling challenges. Stinger element technology enabled Petrobras to achieve the longest well section drilled in a single run, 634 m, and at the lowest cost per meter in the Búzios field.

Production Group

			(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential	Year-on-year
Revenue	$2,959	$3,079	$2,187	-4%	35%
Pretax operating income	$216	$315	$110	-31%	96%
Pretax operating margin	7.3%	10.2%	5.0%	-291 bps	227 bps

Production Group revenue of $3.0 billion, of which 49% came from the international markets, decreased 4% sequentially. Most of the decline was in the international markets due to the seasonal drop in activity in Russia and lower hydraulic fracturing stage counts in Argentina and Saudi Arabia. Sequentially, Production Group revenue in North America was marginally higher. OneStim performance was impacted by transient headwinds in the hydraulic fracturing market, which included modest increases in customer completions activity, resulting in subdued sequential stage count growth. The industry-wide hydraulic fracturing capacity additions combined with the disruptions to industry sand rail deliveries led to lower utilization and inefficiency as well as softer pricing. Overall, SPM revenue was slightly higher sequentially.

Group pretax operating margin of 7% decreased 291 bps sequentially due to the previously mentioned transient headwinds that impacted the hydraulic fracturing market in North America. Despite industry-wide sand rail delivery disruptions, we successfully ensured sufficient sand supply, strong service quality, and overall business continuity across our customer base, although this led to additional costs that impacted the Group’s operating margin.

The Production Group benefited from Integrated Production Services (IPS) contract awards as well as the deployment of stimulation and artificial lift technologies.

In India, Vedanta Resources—whose oil and gas operations in India are managed by Cairn Oil & Gas—awarded Schlumberger an IPS contract valued at $214 million for two of its fields in the onshore RJ-ON-90/1 Block. The contract award comprises integrated development of 42 wells in the Raageshwari deep gas field and 39 wells in the Aishwariya oil field with technologies from multiple product lines.

In Russia, Well Services used BroadBand Sequence* fracturing service for Slavneft-Megionneftegaz to refracture a multistage horizontal well in a conventional sandstone oil reservoir in the Tailakovskoye field, increasing production by 180%. The BroadBand Sequence service sequentially isolated the openhole section of the wellbore to ensure every cluster in each zone was fractured and contributed to the well’s production potential.

In North America land, Schlumberger deployed BroadBand Sequence fracturing and WellWatcher Stim* stimulation monitoring services in a high-pressure, high-temperature well for BP to improve contact with the reservoir. The BroadBand Sequence service overcame the challenge of a casing patch that limited plug and perforation methods. These services enabled the stimulation of an additional 3,000-ft lateral well section below the casing patch, and the WellWatcher Stim service confirmed that the corresponding perforation clusters were effectively treated.

In the Russian sector of the Caspian Sea, Well Services used OpenPath Reach* extended-contact stimulation service for LUKOIL-Nizhnevolzhskneft to increase the injectivity index in two horizontal wells in the Korchagina field by an average of 300% compared with previous production levels. The horizontal sections of the wells pass through conventional sandstone and carbonate formations, posing stimulation and permeability challenges. The VDA* viscoelastic diverting fluid diverted the treatment fluid into lower injectivity carbonate zones, maximizing reservoir contact and optimizing stimulation of both wells.

In the Permian Basin, an integrated team of petrotechnical experts performed a completions optimization study in the San Andres formation for Mack Energy Corporation. A combination of technologies was used to optimize a completion in a well that led to a 412% increase in baseline production compared with the first year, as well as a 250% increase over the average production in the basin. Data acquired from CMR-Plus* combinable magnetic resonance tool, a Sonic Scanner* acoustic scanning platform, and an FMI* fullbore formation microimager were incorporated into building a 3D basin model. Kinetix Shale reservoir-centric stimulation-to-production software and the INTERSECT* reservoir simulator were used to optimize the fracturing treatment design and production uplift. ThruBit* through-the-bit logging services measurements in the lateral were incorporated for optimum placement of perforations to ensure cluster efficiency.

In North Dakota, Artificial Lift Solutions used a combination of technologies in a Bakken Shale well to save equipment replacement and workover costs. The well’s initial high production rate had declined and was operating in a harsh environment due to abrasion from proppant flowback. The customer needed to draw down the well with a single electric submersible pump (ESP) before switching to low-flow artificial lift. Installing the REDA Maximus* ESP system equipped with Continuum* unconventional extended-life ESP stage technology increased pump life to more than double the average for the field and avoided deferring oil production.

In Kuwait, Well Services used AllSeal* water and gas conformance service for Kuwait Oil Company to increase oil production in a well by 900 bbl/d in the Khashman field. This well was originally producing at 96% water cut, and the initial solution was to remove the pump, isolate the water zone, and perforate a new interval, which would require a workover rig on location. Instead, the AllSeal service injected particulate gel into the water zone to isolate it, thus saving operating costs by eliminating the need for a rig. When the new interval had been perforated, water cut decreased by 90% and oil production increased by 300%.

Cameron Group

			(Stated in millions)
	Three Months Ended			Change
	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017	Sequential	Year-on-year
Revenue	$1,310	$1,414	$1,229	-7%	7%
Pretax operating income	$166	$203	$162	-18%	2%
Pretax operating margin	12.7%	14.4%	13.2%	-169 bps	-50 bps

Cameron Group revenue of $1.3 billion, of which 56% came from international markets, fell 7% sequentially primarily due to seasonally lower project volumes and reduced product sales. OneSubsea revenue was lower on declining project backlog. The other Cameron product lines—Drilling Systems, Surface Systems, and Valves & Measurement—posted sequential revenue declines on seasonality. By geography, Russia and Asia revenue grew sequentially, but this was more than offset by seasonally lower revenue in North America, the Middle East, and Latin America.

Group pretax operating margin of 13% decreased 169 bps sequentially, largely due to the declining project backlog in OneSubsea.

Cameron Group performance in the first quarter benefited from contract awards for OneSubsea integrated capital-efficient solutions and managed pressure drilling (MPD) systems.

Noble Energy awarded Schlumberger an engineering and supply contract for a 2,000-ton single-lift process module to be installed on the Leviathan platform in the Eastern Mediterranean. Contract scope includes pretreatment, salt removal, and regeneration of monoethylene glycol. The PUREMEG* reclamation and regeneration system is part of the OneSubsea integrated capital-efficient solution offering. This follows the Noble Energy contract award to OneSubsea in 2017 for the supply of 10,000-psi horizontal production trees, tree-mounted controls, off-tree controls, and topside controls for the same project.

The Cameron Group received a purchase order valued at $6.7 million from Seadrill Limited for an integrated riser joint for its third MPD system delivered by Schlumberger. An integrated riser joint enables effective riser gas handling and MPD operations in a modular, flexible design, providing real-time operational adaptability.

In the US Gulf of Mexico, OneSubsea and its Subsea Services Alliance member, Helix Energy Solutions, completed the first operation of the jointly developed 15,000-psi intervention riser system for a major international E&P company. This uses a unique business model, the first of its kind available on a rental basis, which is saving the customer up-front capex as well as lifetime maintenance and storage operating costs. The system, whose construction was launched mid-2015, addresses the growing intervention needs of high-pressure subsea wells.

Financial Tables

Condensed Consolidated Statement of Income

(Stated in millions, except per share amounts)
	Three Months
Periods Ended March 31,	2018	2017
Revenue	$7,829	$6,894
Interest and other income	42	46
Expenses
Cost of revenue	6,802	6,076
Research & engineering	172	211
General & administrative	111	98
Merger & integration (1)	—	82
Interest	143	139

Income before taxes	$643	$334
Tax on income (1)	113	50

Net income	$530	$284
Net income attributable to noncontrolling interests	5	5

Net income attributable to Schlumberger (1)	$525	$279

Diluted earnings per share of Schlumberger (1)	$0.38	$0.20

Average shares outstanding	1,385	1,393
Average shares outstanding assuming dilution	1,394	1,402

Depreciation & amortization included in expenses (2)	$874	$989

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

(Stated in millions)
Assets	Mar. 31, 2018	Dec. 31, 2017
Current Assets
Cash and short-term investments	$4,165	$5,089
Receivables	8,472	8,084
Other current assets	5,419	5,324

	18,056	18,497
Fixed assets	11,556	11,576
Multiclient seismic data	707	727
Goodwill	25,120	25,118
Intangible assets	9,217	9,354
Other assets	6,822	6,715

	$71,478	$71,987

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,598	$10,036
Estimated liability for taxes on income	1,311	1,223
Short-term borrowings and current portion of long-term debt	4,586	3,324
Dividends payable	700	699

	16,195	15,282
Long-term debt	13,526	14,875
Deferred taxes	1,579	1,650
Postretirement benefits	1,027	1,082
Other liabilities	1,825	1,837

	34,152	34,726
Equity	37,326	37,261

	$71,478	$71,987

Liquidity

(Stated in millions)
Components of Liquidity	Mar. 31, 2018	Dec. 31, 2017	Mar. 31, 2017
Cash and short-term investments	$4,165	$5,089	$7,353
Fixed income investments, held to maturity	—	—	238
Short-term borrowings and current portion of long-term debt	(4,586)	(3,324)	(2,449)
Long-term debt	(13,526)	(14,875)	(16,538)

Net Debt (1)	$(13,947)	$(13,110)	$(11,396)

Details of changes in liquidity follow:
Periods Ended March 31,		Three Months 2018	Three Months 2017
Net income before noncontrolling interests		$530	$284
Impairment and other charges, net of tax before noncontrolling interests		—	68

		$530	$352
Depreciation and amortization (2)		874	989
Stock-based compensation expense		90	88
Pension and other postretirement benefits expense		18	37
Pension and other postretirement benefits funding		(39)	(29)
Change in working capital		(836)	(791)
Other		(69)	10

Cash flow from operations (3)		$568	$656

Capital expenditures		(454)	(381)
SPM investments		(240)	(144)
Multiclient seismic data capitalized		(26)	(116)

Free cash flow (4)		(152)	15

Dividends paid		(692)	(696)
Stock repurchase program		(97)	(372)
Proceeds from employee stock plans		127	135

		(814)	(918)

Business acquisitions and investments, net of cash acquired plus debt assumed		(13)	(273)
Other		(10)	(84)

Increase in Net Debt		(837)	(1,275)
Net Debt, beginning of period		(13,110)	(10,121)

Net Debt, end of period		$(13,947)	$(11,396)

(1)	“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(3)	Includes severance payments of $76 million and $140 million during the three months ended March 31, 2018 and 2017, respectively.
(4)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of Schlumberger’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this first-quarter 2018 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). Net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; Schlumberger net income, excluding charges & credits; and effective tax rate, excluding charges & credits) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively Schlumberger’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures.

	(Stated in millions, except per share amounts)
	First Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Schlumberger net income (GAAP basis)	$334	$50	$5	$279	$0.20
Merger & integration	82	14	—	68	0.05

Schlumberger net income, excluding charges & credits	$416	$64	$5	$347	$0.25

	Fourth Quarter 2017
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Schlumberger net loss (GAAP basis)	$(2,210)	$62	($17)	$(2,255)	$(1.63)
Impairments & other :
WesternGeco seismic restructuring	1,114	20	—	1,094	0.79
Venezuela investment write-down	938	—	—	938	0.67
Workforce reductions	247	13	—	234	0.17
Multiclient seismic data impairment	246	81	—	165	0.12
Other restructuring charges	156	10	22	124	0.09
Merger & integration	95	26	—	69	0.05
Provision for loss on long-term construction project	245	22	—	223	0.16
US tax reform	—	(76)	—	76	0.05

Schlumberger net income, excluding charges & credits	$831	$158	$5	$668	$0.48

*	Does not add due to rounding

There were no charges or credits during the first quarter of 2018.

Product Groups

(Stated in millions)
	Three Months Ended
	Mar. 31, 2018		Dec. 31, 2017		Mar. 31, 2017
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$1,556	$307	$1,638	$360	$1,618	$281
Drilling	2,126	293	2,180	319	1,985	229
Production	2,959	216	3,079	315	2,187	110
Cameron	1,310	166	1,414	203	1,229	162
Eliminations & other	(122)	(8)	(132)	(42)	(125)	(25)

Pretax operating income		974		1,155		757
Corporate & other		(225)		(219)		(239)
Interest income(1)		25		25		24
Interest expense(1)		(131)		(130)		(126)
Charges & credits		—		(3,041)		(82)

	$7,829	$643	$8,179	$(2,210)	$6,894	$334

(1)	Excludes interest included in the Product Groups results.

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Supplemental Information

1)	What is the capex guidance for the full year 2018?

Capex (excluding multiclient and SPM investments) for the full year 2018 is expected to be approximately $2 billion, which is similar to the levels of 2017 and 2016.

2)	What was the cash flow from operations for the first quarter of 2018?

Cash flow from operations for the first quarter of 2018 was $568 million despite the consumption of working capital that is typically experienced in the first quarter. The use of working capital was driven by annual payments associated with employee compensation. Working capital also reflected $76 million of severance payments during the first quarter of 2018.

3)	What was included in “Interest and other income” for the first quarter of 2018?

“Interest and other income” for the first quarter of 2018 was $42 million. This amount consisted of earnings of equity method investments of $14 million and interest income of $28 million.

4)	How did interest income and interest expense change during the first quarter of 2018?

Interest income of $28 million declined $3 million sequentially. Interest expense of $143 million was essentially flat sequentially.

5)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

6)	What was the effective tax rate (ETR) for the first quarter of 2018?

The ETR for the first quarter of 2018, calculated in accordance with GAAP, was 17.6% as compared to -2.8% for the fourth quarter of 2017. Excluding charges and credits, the ETR for the fourth quarter of 2017 was 19.0%. There were no charges and credits in the first quarter of 2018.

7)	What is the impact of US tax reform on Schlumberger?

US tax reform significantly changes US corporate income tax laws by, among other things, reducing the US corporate income tax rate to 21% starting in 2018 and creating a territorial tax system with a one-time mandatory tax on previously deferred foreign earnings of US subsidiaries.

After considering the impact of foreign tax credits and tax losses, the cash tax payable as a result of the one-time mandatory tax on previously deferred foreign earnings of Schlumberger’s US subsidiary will not be significant.

As a non-US company, Schlumberger’s corporate structure results in it largely paying taxes where it operates and earns profits, without having to incur additional layers of taxes. Given this structure, the primary impact of US tax reform on Schlumberger is that a lower federal tax rate will be applied to income earned by the US business. Absent the impact of US tax reform, the Company’s ETR would likely increase by approximately 2 to 3 percentage points in 2018 as compared to our fourth quarter 2017 ETR. However, the impact of US tax reform for 2018 is expected to largely offset this increase. As a result, Schlumberger expects the full-year 2018 ETR to approximate its Q4 2017 ETR before charges and credits.

8)	How many shares of common stock were outstanding as of March 31, 2018 and how did this change from the end of the previous quarter?

There were 1.385 billion shares of common stock outstanding as of March 31, 2018. The following table shows the change in the number of shares outstanding from December 31, 2017 to March 31, 2018.

(Stated in millions)
Shares outstanding at December 31, 2017	1,384
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	2
Stock repurchase program	(1)

Shares outstanding at March 31, 2018	1,385

9)	What was the weighted average number of shares outstanding during the first quarter of 2018 and fourth quarter of 2017 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share, excluding charges and credits?

The weighted average number of shares outstanding was 1.385 billion during the first quarter of 2018 and 1.385 billion during the fourth quarter of 2017.

The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share, excluding charges and credits.

		(Stated in millions)
	First Quarter 2018	Fourth Quarter 2017
Weighted average shares outstanding	1,385	1,385
Assumed exercise of stock options	2	1
Unvested restricted stock	7	5

Average shares outstanding, assuming dilution	1,394	1,391

10)	What are Schlumberger Production Management (SPM) projects and how does Schlumberger recognize revenue from these projects?

SPM projects are focused on developing and comanaging production on behalf of Schlumberger customers under long-term agreements. Schlumberger will invest its own services, products, and in some cases, cash, into the field development activities and operations. Although in certain arrangements Schlumberger recognizes revenue and is paid for a portion of the services or products it provides, generally Schlumberger will not be paid at the time of providing its services or upon delivery of its products. Instead, Schlumberger recognizes revenue and is compensated based upon cash flow generated or on a fee-per-barrel basis. This may include certain arrangements whereby Schlumberger is only compensated based upon incremental production it helps deliver above a mutually agreed baseline.

11)	How are Schlumberger products and services that are invested in SPM projects accounted for?

Revenue and the related costs are recorded within the respective Schlumberger Group for services and products that each Group provides to Schlumberger’s SPM projects. This revenue (which is based on arms-length pricing) and the related profit is then eliminated through an intercompany adjustment that is included within the “Eliminations & other” line. (Note that the “Eliminations & other” line includes other items in addition to the SPM eliminations.) The direct cost associated with providing Schlumberger services or products to SPM projects is then capitalized on the balance sheet.

These capitalized investments, which may be in the form of cash as well as the previously mentioned direct costs, are expensed in the income statement as the related production is achieved and associated revenue is recognized. This amortization expense is based on the units of production method, whereby each unit is assigned a pro-rata portion of the unamortized costs based on total estimated production.

SPM revenue along with the amortization of the capitalized investments and other operating costs incurred in the period are reflected within the Production Group.

12)	What was the unamortized balance of Schlumberger’s investment in SPM projects at March 31, 2018 and how did it change in terms of investment and amortization when compared to December 31, 2017?

The unamortized balance of Schlumberger’s investments in SPM projects was approximately $4.1 billion at both March 31, 2018 and December 31, 2017. These amounts are included within Other Assets in Schlumberger’s Condensed Consolidated Balance Sheet. The change in the unamortized balance of Schlumberger’s investment in SPM projects was as follows:

(Stated in millions)
Balance at December 31, 2017	$4,065
SPM investments	240
Amortization of SPM investment	(140)
Translation & other	(53)

Balance at March 31, 2018	$4,112

13)	What was the amount of WesternGeco multiclient sales in the first quarter of 2018?

Multiclient sales, including transfer fees, were $119 million in the first quarter of 2018 and $166 million in the fourth quarter of 2017.

14)	What was the WesternGeco backlog at the end of the first quarter of 2018?

The WesternGeco backlog, which is based on signed contracts with customers, was $358 million at the end of the first quarter of 2018. It was $399 million at the end of the fourth quarter of 2017.

15)	What were the orders and backlog for the Cameron Group’s OneSubsea and Drilling Systems businesses?

The OneSubsea and Drilling Systems orders and backlog were as follows:

		(Stated in millions)
	First Quarter 2018	Fourth Quarter 2017
Orders
OneSubsea	$329	$282
Drilling Systems	$218	$150
Backlog (at the end of period)
OneSubsea	$2,002	$2,060
Drilling Systems	$377	$408

About Schlumberger

Schlumberger is the world’s leading provider of technology for reservoir characterization, drilling, production, and processing to the oil and gas industry. Working in more than 85 countries and employing approximately 100,000 people who represent over 140 nationalities, Schlumberger supplies the industry’s most comprehensive range of products and services, from exploration through production, and integrated pore-to-pipeline solutions that optimize hydrocarbon recovery to deliver reservoir performance.

Schlumberger Limited has principal offices in Paris, Houston, London, and The Hague, and reported revenues of $30.44 billion in 2017. For more information, visit www.slb.com.

*Mark of Schlumberger or Schlumberger companies.

Notes

Schlumberger will hold a conference call to discuss the earnings press release and business outlook on Friday, April 20, 2018. The call is scheduled to begin at 8:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (800) 288-8967 within North America, or +1 (612) 333-4911 outside North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call, an audio replay will be available until May 20, 2018 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside North America, and providing the access code 444396.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same web site until May 31, 2018.

For more information, contact

Simon Farrant – Vice President of Investor Relations, Schlumberger Limited

Joy V. Domingo – Manager of Investor Relations, Schlumberger Limited

Office +1 (713) 375-3535

investor-relations@slb.com

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This first-quarter 2018 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology, including our transformation program; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the effects of U.S. tax reform; our effective tax rate; the success of Schlumberger’s SPM projects, joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; foreign currency risk; pricing pressure; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the inability to retain key employees; and other risks and uncertainties detailed in this first-quarter 2018 earnings release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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